EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES FINANCIAL RESULTS

FOR FOURTH QUARTER AND YEAR-END 2004

SAN DIEGO, CA – March 8, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter, the Company reported a net loss of $8.4 million (or $0.44 per share), compared to a net loss of $5.4 million (or $0.28 per share) in the fourth quarter of 2003. For the full year, the Company reported a net loss of $24.8 million (or $1.28 per share) compared to a net loss of $25.7 million (or $1.67 per share), including non-cash charges of $10.0 million, for full year 2003. Of the $10.0 million of non-cash charges in 2003, $7.6 million relates to the amortization of the deemed discount and deferred issuance costs on convertible debentures issued by the Company in February 2003 and converted by the Company into common stock in August 2003. Results for full-year 2004 include $63,000 in revenue generated during the second quarter of the year, from funding of research and development expenses by Cystic Fibrosis Foundation Therapeutics, Inc under the Company’s collaboration agreement with the Foundation.

Research and development expenses for the fourth quarter of 2004 totaled $6.6 million, compared to $3.8 million in the fourth quarter of 2003. Fourth quarter 2004 general and administrative expenses were $2.1 million compared to $1.8 million in the fourth quarter of 2003. For full year 2004, research and development expenses were $18.9 million compared to $10.8 million in 2003, and full year 2004 general and administrative expenses were $6.8 million compared to $7.3 million in 2003.

The increase in research and development expenses from 2003 to 2004 was due mainly to the advancement of Hollis-Eden’s radiation protection drug candidate, NEUMUNE™, into late stages of development as well as growth in its laboratory operations, other preclinical activities, consulting and personnel. Research and development also increased as a result of the Company’s investment in Congressional Pharmaceutical Corporation (CPC), which was expensed as in-process R&D in the first quarter of 2004. General and administrative expenses decreased $0.5 million in 2004 compared to 2003 primarily due to the inclusion of non-cash charges totaling $2.2 million for 2003. Excluding the non-cash charges in 2003 (attributable to the issuance of warrants and options), general and administrative expenses increased $1.7 million in 2004 compared to 2003. The increase is due mainly to increases in consulting, travel and accounting/audit fees (including costs associated with complying with Section 404 of the Sarbanes-Oxley Act of 2002), as well as increases in personnel and recruiting.

Other income and expenses were $0.9 million in 2004 and $(7.6) million in 2003. Interest income totaling $0.9 million was the major component of other income and expense in 2004. For 2003, other income and expense included $0.4 million of interest income and $(8.0) million for items associated with convertible debentures converted to common stock that year.

Cash used in operations for the full year 2004 totaled $22.0 million versus $14.0 million for full year 2003. Year-end 2004 cash and equivalents totaled $62.0 million, compared to $84.9 million at December 31, 2003. Anticipated cash usage for operations for full year 2005 is expected to be in the range of $30 million to $35 million. The anticipated increase in cash usage in 2005 over 2004 is for advancing NEUMUNE through late-stage development, and for investment in the profiling and identification of next-generation drug candidates in the Company’s other drug development programs.

Operations Review

In 2004, Hollis-Eden significantly advanced its near-term goal of gaining regulatory approval of its lead investigational drug candidate, NEUMUNE™, and in its efforts to secure a potential stockpiling order under Project BioShield for the compound as a medical countermeasure for Acute Radiation Syndrome (ARS). In addition, the Company made meaningful discoveries relative to its proprietary class of immune regulating hormones (IRHs) and achieved considerable progress in identifying more potent next-generation candidates in its chemotherapy and autoimmunity development programs. The acquisition of CPC during the year expanded the Company’s product portfolio with the addition of PHOSPHONOL™, a non-IRH compound, now being profiled for DNA damage resulting from radiation exposure.

Relative to NEUMUNE, which Hollis-Eden is developing under the new U.S. Food and Drug Administration (FDA) animal efficacy rule, the Company has conducted and reported on both sublethal and lethal studies in over 200 non-human primates. In sublethal studies, presented at the American Society of Clinical Oncology (ASCO) meeting in June, NEUMUNE demonstrated a reduction in the incidence of neutropenia, thrombocytopenia and anemia compared to animals not receiving the drug. In lethal studies, initially reported on at the Annual Meeting of The American Society for Therapeutic Radiology and Oncology (ASTRO) in October, NEUMUNE demonstrated a reduction in both neutropenia and severe thrombocytopenia, as well as a survival benefit as compared to animals not receiving NEUMUNE.

On the procurement front, in October 2004 the Department of Health and Human Services (HHS) issued a Request for Information (RFI) for therapeutics to treat neutropenia and thrombocytopenia associated with ARS. An RFI begins a process by which the government can contract with industry for large-scale manufacturing and delivery of licensable products to the Strategic National Stockpile in preparation for response to a public health emergency. Hollis-Eden submitted a formal response to the RFI in December. While there can be no assurances that Hollis-Eden will be requested to participate, the next step in the procurement process is expected to be the issuance by HHS of a Request for Proposal (RFP) detailing initial stockpiling requirements for qualified bidders.

In addition to NEUMUNE, in 2004 Hollis-Eden began developing PHOSPHONOL as a potential medical countermeasure against the long-term effects of radiation injury. PHOSPHONOL, a small molecule with apparent oral bioavailability, appears from early preclinical studies to reduce mutagenesis, or gene mutations, resulting from radiation exposure. Mutagenesis can lead to increased incidence of a variety of cancers. During 2004, Hollis-Eden began profiling PHOSPHONOL and other compounds in this series in a number of preclinical models designed to assess safety, efficacy and oral bioavailability. The Company believes that it may be possible to develop PHOSPHONOL pursuant to the same animal efficacy rule being followed with NEUMUNE, and is preparing to open discussions with government authorities about specific objectives that would be required for a compound in this indication. In addition to the potential use of PHOSPHONOL in response to acts of terrorism and nuclear accidents, because PHOSPHONOL addresses exposure to low levels of radiation, the market opportunity for this series of compounds may also include stockpiling for people who are exposed to inadvertent environmental radiation.

As with radiation injury, chemotherapy can damage the bone marrow, causing depletion of neutrophils and platelets, which can be life threatening. Preclinical data in non-human primates with several immune regulating hormones in models of chemotherapy-induced immune suppression indicate that certain IRHs significantly protected both neutrophils and platelets in the models. Hollis-Eden is now profiling its compounds to identify the optimal next-generation candidate for clinical development in chemotherapy protection.

Hollis-Eden also is actively profiling its IRH compounds with the objective of identifying next-generation candidates for clinical development in autoimmune and inflammatory disorders. During 2004, Hollis-Eden scientists further described and demonstrated the anti-inflammatory properties of the Company’s compounds. At the Strategies for Immune Therapy Meeting in March, the Company presented evidence further confirming that one of its IRHs, IMMUNITIN, up-regulates anti-oxidant response genes and down-regulates inflammatory mediators. Controlling oxidative stress and inflammation, two conditions that dysregulate innate and adaptive immunity, allows recovery of innate and adaptive immune function. In November, the Company presented results at the Fourth International Congress on Autoimmune Diseases in Budapest, Hungary from a number of in vitro and in vivo preclinical studies with both first generation and more potent second-generation investigational IRH compounds. Striking anti-inflammatory effects were demonstrated with IRHs in in vivo models of pleurisy (a model of lung inflammation), EAE (experimental autoimmune encephalomyelitis, a model of multiple sclerosis) and LPS challenge (lipopolysaccharide, a lethal model of endotoxic shock). In addition to these anti-inflammatory properties, IRHs were shown to improve immune function (rather than suppress it as would be expected with corticosteroids) in a popliteal lymph node assay and were also shown to counteract corticosteroid-induced changes responsible for bone loss in in vitro studies. Hollis-Eden is also collaborating with Cystic Fibrosis Foundation Therapeutics to develop a new anti-inflammatory agent for use in Cystic Fibrosis.

“We made considerable progress in 2004 on advancing our near-term opportunity to develop and deliver NEUMUNE as a medical countermeasure against the threat of nuclear or radiological terrorism,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “We generated positive data over the course of the year demonstrating the potential benefits of NEUMUNE as a therapy for ARS, and continue to move the compound forward toward potential regulatory approval and procurement under Project BioShield. The consensus today is that nuclear terrorism is the gravest threat to our nation, and it is our Company’s top priority to deliver an effective radioprotectant for our nation’s citizens as a countermeasure to that threat.

“At the same time,” added Hollis, “we remain actively focused on advancing our development programs in the areas of chemotherapy protection, autoimmunity and inflammatory conditions, and global infectious diseases. Having made significant recent discoveries relative to the metabolism, pharmacology, structure-activity relationships, and mechanism of action for our proprietary class of IRHs, we are now applying the latest tools of pharmaceutical drug development in an effort to translate the potential of these compounds into important new therapeutics. The potential of this class of compounds to yield multiple drug candidates for a variety of unmet medical needs is enormous. Accordingly, we now have several active programs underway to identify for clinical development new, second-generation drug candidates that will improve upon the properties of our lead compounds. We look forward to a productive year in 2005 as we continue to advance NEUMUNE as a Project BioShield candidate, progress toward the selection of promising new clinical candidates in our chemotherapy and autoimmunity programs, and continue to pursue potential public/private funding mechanisms for global infectious diseases.”

More detailed information is available in the Company’s Form 10-K, which is scheduled to be filed soon with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&cik=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on Tuesday, March 8, 2005 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss year-end 2004 financial results. The conference call can be accessed by dialing 800-299-0148 (domestic) or 617-801-9711 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 35578823.

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to successfully complete preclinical and clinical trials within specified timelines, if at all; the ability to obtain regulatory approval for NEUMUNE, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, CFO and COO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333